AGREEMENT

THIS LETTER AGREEMENT (“AGREEMENT), made and entered into effective on December 26, 2007 by and between Sharps Compliance Corp., a Delaware corporation, having its principle office at 9220 Kirby Drive, Suite 500, Houston, TX 77054 (hereinafter referred to as the “Company”), and Claude A. Dance (hereinafter referred to as the “Executive”) is a supplement to the binding offer letter entered into between The Company and Executive, a copy of which is attached as an Exhibit.

WITNESSETH

For and in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

CONFIDENTIAL INFORMATION

Executive acknowledges that in and as a result of his employment, he will be making use of, acquiring, and/or adding to confidential information of a special and unique nature and value relating to such matters as the Company's trade secrets, systems, procedures, manuals, confidential reports, and lists of clients, ("Confidential Information"). As a material inducement to the Company to enter into this Agreement and to pay to Executive the compensation and benefits stated herein, Executive covenants and agrees that he shall not, at any time during or for three (3) years following the term of his employment, directly or indirectly, divulge or disclose for any purpose whatsoever any Confidential Information that has been obtained by, or disclosed to, him as a result of his employment by the Company. In the event of a breach or threatened breach by Executive of any of the provisions of this paragraph, the Company, in addition to and not in limitation of, any other rights, remedies, or damages available to the Company at law or in equity, shall be entitled to a permanent injunction in order to prevent or restrain any such breach by Executive or Executive's partners, agents, representatives, servants, employers, employees, and/or any and all persons directly or indirectly acting for or with him. This section shall not apply to the extent information, (i) is generally available to the public or otherwise was part of public domain at the time of disclosure, (ii) became generally available to the public after disclosure through no act or omission of Executive, (iii) was disclosed to Executive by a third party who had no obligation to restrict disclosure, and (iv) Executive can show that such information was independently developed by Executive without use of any Confidential Information.

RESTRICTIVE COVENANT

Executive acknowledges that the services he is to render are of a special and unusual character with a unique value to the Company, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to the Company of the services of Executive for which the Company has contracted hereunder, because of the confidential information Company promises to disclose to Executive, as hereinabove set forth, and as a material inducement to the Company to enter into this Agreement and to pay to Executive the compensation stated herein as well as any additional benefits stated herein, Executive covenants and agrees as follows:

For the period commencing with the date of the Agreement and ending twelve (12) months following the termination of this Agreement (“Severance Period”), for whatever reason, the Executive agrees that he will not directly or indirectly, for his own account or for the account of others, whether as principal or agent or through the agency of any corporation, partnership, association or other business entity, engage in any business activity which shall be in direct competition to any material business of the Company. For purposes hereof, a business will be deemed, until proven otherwise, to be in direct competition if it involves the sale of products used for the disposal or destruction of medical sharps or any other products or services marketed by the Company or its subsidiaries and affiliates. Executive agrees further that, for a period commencing with the date of this Agreement and ending twelve (12) months following termination of this Agreement, for whatever reason, Executive shall not, directly or indirectly, make known to any person, firm or corporation, the names and addresses of any clients, customers, employees or independent contractors of the Company or any other information pertaining to them nor call on, solicit, take away, contract with, employ or hire or attempt to call on, solicit, take away, contract with, employ or hire any of the clients, customers, employees or independent contractors of the Company, including, but not limited to, those upon whom the Executive called or with whom he became acquainted during the performance of the services pursuant to this Agreement, whether for personal purposes or for any other person, firm or corporation. Nothing contained in this Section shall prohibit the Executive from purchasing and holding as an investment not more than 5% of any class of the issued and outstanding and publicly traded capital stock of any such corporation which conducts a business in competition with the business of the Company. Should the foregoing covenant not to compete be held invalid or unenforceable because of the scope of the actions restricted thereby, or the period of time within which such agreement is operative in the judgment of a court of competent jurisdiction, the parties agree that and hereby authorize such court to define the maximum actions subject to and restricted by this Section and the period of time during which such agreement is enforceable. The provisions of this Section shall be applicable for the period indicated, regardless of termination of this Agreement for any reason prior to expiration of such period.

TERMINATION FOR CAUSE

Notwithstanding any other provision hereof, the Company or Executive may terminate Executive's employment under this Agreement at any time for cause. For purposes hereof, the term “cause" shall include, without limitation, the inability of the Executive, through sickness or other incapacity, to perform his duties under this Agreement for a period in excess of one hundred eighty (180) substantially consecutive days; conviction of a crime; or a material breach of this Agreement. If Executive is terminated for cause, Executive shall not receive any severance benefits under this Agreement. Nothing in this paragraph shall affect the employment at-will relationship of Executive, and this paragraph relates solely to Executive’s entitlement to severance benefits upon his separation of employment.

TERMINATION WITHOUT CAUSE

Notwithstanding any other provision hereof, the Company may terminate this Agreement without cause. In the event the Company terminates this Agreement without cause pursuant to this paragraph, the Company shall pay Executive, six (6) months of his annual base salary. This would be accomplished by keeping the Executive on the Company’s payroll over such six (6) month period (versus a lump sum payment). Executive is also entitled to the same benefits at time of termination, until the earlier of the end of severance period or upon employment with another employer. Payment by the Company in accordance with this paragraph shall constitute Executive's full severance pay and the Company shall have no further obligation to Executive arising out of or subsequent to such termination. Nothing in this paragraph shall affect the employment at-will relationship of Executive, and this paragraph relates solely to Executive’s entitlement to severance benefits upon his separation of employment.

INDEMNIFICATION

The Company shall indemnify and hold Executive harmless from any and all claims (whether in court or before a regulatory or administrative body), liabilities, damages and expenses, including without limitation reasonable attorneys' fees incurred by Executive or his agents, arising out of or related to the acts or omissions of Executive in the provision of services or performance of duties under this Agreement. This indemnification section shall survive and continue in full force and effect after the expiration of this Agreement.

MISCELLANEOUS

The laws of the State of Texas shall govern the validity, construction, and enforcement of this Agreement and the rights and obligations of the Parties hereunder. The prevailing party in any dispute hereunder, in addition to actual damages and any other legal or equitable remedies to which it may be entitled, shall be entitled to recover reasonable attorney fees and costs from the non-prevailing party.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

EXECUTIVE:

Executive

Date

COMPANY:

By:
David P. Tusa
Executive Vice President, CFO & Business Development

Date: